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                                                                     EXHIBIT 5.1

                                October 5, 1999

QuadraMed Corporation
1003 West Cutting Boulevard, 2nd Floor
Richmond, California 94804

Ladies and Gentlemen:

     We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the "Company"), in connection with the issuance of an aggregate of 596,596 shares of its common stock (the "Shares") which may be offered for resale by certain stockholders of the Company pursuant to a registration statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Second Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion express below.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                                  Very truly yours,




                                                  ZEVNIK HORTON GUIBORD McGOVERN
                                                  PALMER & FOGNANI, L.L.P.